Exhibit 99.1

Press Release

SOURCE: MidCarolina Financial Corporation

Contact:	Randolph J. Cary, Jr.
President and CEO
336-538-1600

MidCarolina Financial Corporation Announces 19%

Increase in Third Quarter Net Income and 40%

Increase in Total Assets

BURLINGTON, N.C., — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI- news) today reported record operating results for the three-month and nine-month periods ended September 30, 2004. For the third quarter of 2004, net income was $525,000, a 19% increase compared to net income of $443,000 reported for the third quarter of 2003. Diluted earnings per share increased to $0.23 for the third quarter, compared to $0.20 for the same period in 2003.

For the nine-month period ended September 30, 2004, MidCarolina reported net income of $1.368 million, an increase of 11% compared to $1.234 million reported for the same nine-month period in 2003. Diluted earnings per share increased to $0.61 for the nine-months of 2004, compared to $0.56 for the same nine-month period in 2003.

MidCarolina reported total assets of $279.2 million at September 30, 2004, an increase of 40% compared to the $199.0 million reported at September 30, 2003. Total loans on September 30, 2004 were $209.4 million, an increase of 26%, from levels reported a year earlier. Deposit totals at the end of the quarter were $211.9 million, an increase of 36% when compared to deposit balances as of September 30, 2003.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “We are very pleased with the results for the third quarter and first nine months of 2004. Our Bank is positioned to take advantage of expected market trends. Our earnings and margins should improve as rates increase. Non-performing assets have increased in the most recent quarter. In that regard we feel that we are adequately reserved and are managing those assets aggressively. As we look to the remainder of 2004, we feel confident that we are positioned to take advantage of future opportunities as they arise.”

With total assets of $279.2 million, MidCarolina Bank provides a complete line of banking services to individuals and businesses through its four full-service banking offices and two limited-service offices located in the cities of Burlington, Graham and Greensboro, North Carolina. MidCarolina operates a mortgage origination office in Raleigh, NC, and offers full brokerage services through its wholly owned subsidiary, MidCarolina Investments, Inc. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management, including that interest rates will continue to rise. Actual results could differ materially from current projections. Please refer to MidCarolina’s filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina Financial Corporation’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended September 30,
	2004	2003	%
	(Unaudited)	(Unaudited)	Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$3,173	$2,469	28.5%
Interest expense	1,126	824	36.7%
Net interest income	2,047	1,645	24.4%
Provision for loan losses	280	155	80.7%
Net interest income after provision for loan losses	1,767	1,490	18.6%
Noninterest income	1,173	1,111	5.6%
Noninterest expense	2,149	1,948	10.3%
Income before income tax expense	791	653	21.1%
Provision for income taxes	266	210	26.7%
Net income	525	443	18.5%

PER SHARE DATA
Earnings per share, basic	$0.25	$0.22
Earnings per share, diluted	0.23	0.20

	For the Nine Months Ended September 30,
	2004	2003	%
	(Unaudited)	(Unaudited)	Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$8,618	$7,142	20.7%
Interest expense	3,050	2,495	22.2%
Net interest income	5,568	4,647	19.8%
Provision for loan losses	712	430	65.6%
Net interest income after provision for loan losses	4,856	4,217	15.2%
Noninterest income	3,155	2,818	12.0%
Noninterest expense	5,982	5,239	14.2%
Income before income tax expense	2,029	1,796	13.0%
Provision for income taxes	661	562	17.6%
Net income	1,368	1,234	10.9%

PER SHARE DATA
Earnings per share, basic	$0.65	$0.60
Earnings per share, diluted	0.61	0.56

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.75%	0.87%
Return on average equity	12.02%	12.27%
Net yield on earning assets	3.20%	3.64%
Equity to assets ratio, end of period	5.73%	6.99%
Allowance for loan losses as a percentage of total loans, end of period	1.44%	1.49%
Non-performing assets to total assets, end of period	0.92%	0.35%
Ratio of net charge-offs to average loans outstanding	0.11%	0.03%

	As of September 30,
	2004	2003	%
	(Unaudited)	(Unaudited)	Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$209,435	$165,707	26.4%
Allowance for loan losses	3,010	2,476	21.6%
Loans, net of allowance for loan losses	206,425	163,231	26.5%
Securities, available for sale	35,879	6,719	434.0%
Securities, held to maturity	250	250	0.0%
Total Assets	279,173	198,974	40.3%

Deposits:
Noninterest-bearing deposits	26,746	23,666	13.0%
Interest-bearing demand and savings	69,684	37,762	84.5%
CD’s and other time deposits	115,435	94,501	22.2%
Borrowed Funds	41,500	23,000	80.4%
Trust Preferred Securities	8,500	5,000	70.0%
Total interest-bearing liabilities	235,119	160,263	46.7%
Shareholders’ Equity	15,986	13,906	15.0%